LENS BLANK SUPPLY AGREEMENT

      This Agreement is made as of this 13 day of February, 1997, between Corning Incorporated, a New York corporation, having its principal place of business at One Riverfront Plaza, Corning, New York 14831 (hereinafter "Corning") and Serengeti Eyewear, Inc. (formerly known as Solar-Mates, Inc.), a New York corporation having its principal place of business at 8125 25th Court East, Sarasota, Florida 34243 (hereinafter "Customer").

                                  INTRODUCTION:

      Corning manufactures certain fixed-tint and photochromatic glass lens blanks; and

      Customer and Corning have entered into an Agreement of Purchase and Sale, dated as of October 29, 1996 (the "Purchase Agreement"), pursuant to which Customer has acquired from Corning certain assets; and

      It is a condition to the consummation of the Purchase Agreement that Corning and Customer will have entered into this supply agreement.

      In consideration of the foregoing and the covenants, terms and conditions set forth herein, the sufficiency of which as consideration is acknowledged by each of the parties and intending to be legally bound, Corning and Customer agree as follows:

                             ARTICLE I. Definitions

      The following terms when used in this Agreement with initial capital letters shall have the following meanings for the purposes of this Agreement unless the context in which they are used clearly requires otherwise.

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      1.1 "Lens Blanks" shall mean the glass lens blanks specifically described in the Specifications identified on Appendix A hereto, as such Specifications may be revised by mutual written agreement of Corning and Customer from time to time.

      1.2 "Party" shall mean either Corning or Customer, as the case may be, and both Corning and Customer when used in the plural.

      1.3 "Purchase Agreement" shall mean the Purchase Agreement described in the second paragraph of the Introduction to this Agreement.

      1.4 "Specifications" shall mean Corning's written specifications relating to the Lens Blanks identified on Appendix A.

      1.5 "Term of this Agreement" shall mean the period of time commencing on the date hereof, and ending three years from the date hereof; provided however, that if neither party gives the other notice of its desire to have this Agreement terminated at least ninety (90) days before the end of such period or any yearly extension, this Agreement shall be extended on a year-to-year basis unless earlier terminated in accordance with Article IX.

                    ARTICLE II. Sale and Purchase Obligation

      Subject to the terms and conditions of this Agreement, Customer agrees to purchase from Corning and Corning agrees to sell to Customer during the Term of this Agreement Lens Blanks in the quantities set forth below.

                         ARTICLE III. Quantity and Price

      3.1 During the Term of this Agreement, Customer shall purchase from Corning and Corning shall sell to Customer under the terms and conditions of this Agreement the Lens

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                                      -3-


Blanks sufficient to meet all of Customer's requirements for the products offered in the Serengeti Business immediately prior to the Closing Date (as such terms are defined in the Purchase Agreement) for photochromic lens blanks of the same or substantially similar type as Corning Glass Code 8155 and 8111 Lens Blanks in an amount not to exceed 3,000,000 Lens Blanks per year for Glass Code 8155; and in an amount not to exceed 1,000,000 Lens Blanks per year for Glass Code 8111 and such amounts of Lens Blanks for Code 8013 as customer deems appropriate and in an amount not to exceed 1,000,000 Lens Blanks per year for Glass Code 8013.

      3.2 Customer shall order Lens Blanks under this Agreement from Corning for so long as Corning is able to fulfill Customer's orders in full within the agreed upon delivery times pursuant to Article IV below. If at any time Corning cannot fulfill such an order as required by this Agreement, then Customer shall be entitled to order such Lens Blanks from a third party until such time as Corning is able to resume fulfillment of Customer's orders for Lens Blanks in full within such agreed upon delivery times. Corning shall use reasonable commercial efforts to notify Customer of its inability to fulfill an order and of the resumption of its ability to fill such orders.

      3.3 The price charged and to be paid by Customer for the Lens Blanks sold hereunder shall be as set forth on Appendix B. At the end of the first year of this Agreement and for every year thereafter during the Term of this Agreement, these prices shall be increased for each subsequent year by a percentage equal to the percentage increases in the Consumer Price Index (all cities) published by the Department of Labor of the United States for the month of December immediately preceding each such anniversary year of the Agreement for all products other than Lens Blanks for Glass Code 8111.

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                      ARTICLE IV. Forecasting and Ordering

      4.1 At least three (3) months prior to the beginning of each calendar year, Customer will issue to Corning a forecast for such calendar year covered by the Term of this Agreement. Such forecast shall contain anticipated annual quantities of each type of Lens Blank subject to Section 3.1, and projected Customer delivery requirements (provided, however, that in respect of 1997, Customer shall have delivered such forecast and projections promptly after execution of the Purchase Agreement). Customer will provide to Corning quarterly updated forecasts of its quantity and delivery requirements for each type of Lens Blank during the balance of the calendar year.

      4.2 At least six (6) weeks prior to the scheduled melting of the glass to be used in manufacturing the Lens Blanks, Customer will provide Corning with a binding forecast containing its commitment to purchase quantities of each type of Lens Blank, where each such binding forecast shall be for at least 10,000 pounds.

      4.3 Lens Blanks sold hereunder will be released pursuant to four times yearly firm releases issued by Customer and accepted by Corning releasing the Lens Blanks for shipment as provided in such releases and as agreed upon by Customer and Corning. No delivery date will be required to be less than one hundred and twenty (120) days from date of Customer's first order therefor.

                         ARTICLE V. Delivery and Payment

      5.1 All Lens Blanks sold under this Agreement shall be delivered by Corning, FOB Harrodsburg, Kentucky; Suzano, Brazil; or Bagneaux, France, as applicable. Payment for all Lens Blanks sold hereunder shall be made by Customer to Corning in U.S. dollars net thirty (30) days (i.e., within thirty (30) days of the date of Corning's invoice therefor) except in the

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case of the first order of any Lens Blanks pursuant to this Agreement as to which payment will be made in U.S. dollars net sixty (60) days.

      5.2 Title and risk of loss or damage to all Lens Blanks shall pass from Corning to Customer when the Lens Blanks are shipped FOB Harrodsburg, Kentucky; Suzano, Brazil; or Bagneaux, France, as applicable.

                ARTICLE VI. Specifications, Inventory, New Products

      6.1 Except as provided below, Corning shall have the right to make changes in the Specifications with the written approval of Customer in each case, which approval shall not be unreasonably withheld.

                      ARTICLE VII. Inspection and Warranty

      7.1 Customer shall promptly after receipt, inspect each shipment of the Lens Blanks to: (1) verify the quantity; (2) identify damage, if any; and (3) determine compliance with the Specifications. Customer will notify Corning in writing of any such noncompliance of Lens Blanks within thirty (30) days of delivery to Customer.

      7.2 Subject to Section 7.1 above, Corning warrants to Customer that the Lens Blanks sold hereunder shall meet the Specifications and be free from defects in materials and workmanship to the acceptable quality levels set forth on Appendix A. Lens Blanks which fail to meet the foregoing warranty shall be replaced or Corning shall issue a credit for such Lens Blanks which fail to meet the Specifications and which have been purchased and paid for by Customer. The option to replace or issue a credit shall be determined solely by Customer. The foregoing shall be Customer's sole and exclusive remedies notwithstanding any of the provisions of this Agreement and under no circumstances will Corning be liable to Customer or any third party for any special, consequential, or indirect damage or damages

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                                      -6-


including, without limitation the loss of profits or production arising from any cause whatsoever (and expressly excluding third party claims for personal injury or property damage), even if Corning has been advised of the possibility of such damage or damages.

      7.3 Corning warrants to Customer that the Lens Blanks sold hereunder and delivered by Corning do not infringe upon any patent rights of third parties when used for their intended purpose and Corning will hold the Customer harmless from any such claim; provided however that no such warranty is extended to any Lens Blanks made in accordance with specifications or designs supplied by Customer.

      7.4 THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                           ARTICLE VIII. Force Majeure

      If the performance of this Agreement or any obligation under it is prevented, restricted or interfered with by reason of fire, explosion, strike, lockout, labor dispute, casualty, accident, lack or failure in part or in whole of transportation facilities, sources of supply and labor, raw materials, power or supplies; or war, revolution, civil commotion, acts of public enemies; or any law, order, proclamation, regulation, ordinance, demand or requirement of any government or subdivision, authority or representative of any such government or delay or failure of a government authority to issue, export or import licenses or approvals or any other conditions or acts whatsoever whether similar or dissimilar to those enumerated which are beyond the reasonable control of the parties, the party so affected by giving prompt notice to the other party shall be excused from such performance to the extent of such prevention, restriction or interference; provided that the party so affected uses its best efforts to remedy or

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                                      -7-


remove such causes of nonperformance and resumes performance hereunder whenever such causes are removed.

                       ARTICLE IX. Default and Termination

      If either party hereto shall fail to comply with any material term or condition of this Agreement, or shall commit a material breach of any covenant contained within this Agreement, and shall fail to remedy such breach within thirty (30) days after notice of writing of the breach to the party in default, the party not in default shall have the right to terminate this Agreement by giving written notice of the termination within twenty (20) days following the end of said thirty (30) day period and this Agreement shall terminate as of the date of such notice with no further action being required by the terminating party. The termination right provided for in this paragraph shall not affect any other legal or equitable remedies which may be available to the non-defaulting party and shall not affect obligations under this Agreement which have risen prior to such termination. The parties acknowledge that Corning's failure to deliver Len Blanks duly ordered hereunder within thirty (30) days of the delivery date agreed upon pursuant to Article IV is a material breach of this Agreement as described above.

                       ARTICLE X. Choice of Law and Venue

      This Agreement shall be construed and enforced in accordance with the laws of the State of New York and the United States of America, applicable to contracts relating to the same subject matter hereof entered into and fully performed within said State, notwithstanding any choice of law principles to the contrary. THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS IS SPECIFICALLY EXCLUDED.

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                                      -8-


                      ARTICLE XI. Confidential Information

      All information which a Party has derived from the other Party as a result of the provisions of this Agreement, including, but not limited to specifications, designs or financial information, whether contained in blueprints, drawings, written reports, letters or memoranda, process descriptions, operating procedures, documents or samples shall be treated as confidential unless: (a) such information shall have been in the possession of such Party prior to its receipt from such other Party; (b) such information is or becomes part of the public knowledge or literature through no fault of such Party; (c) such information shall otherwise become available to such Party from a source other than such other Party, said source not being known by such other Party to be violative of any obligation of secrecy with respect to such information; or (d) such Party is legally required to disclose information provided it gives such other Party reasonable opportunity to seek a protective order. Each Party shall use all reasonable efforts to prevent the use of all or any part of such confidential information in any other connection or the transmission thereof to third parties unless and until it has first obtained the written consent of the other Party specifically authorizing such use or transmission. All of a Party's obligations with respect to such confidential information disclosed or made available to it by the other Party shall survive for a period of five (5) years from the date such information was disclosed or made available.

                         ARTICLE XII. General Provisions

      12.1 This instrument sets forth the entire agreement between the parties with respect to the supply of the Lens Blanks by Corning to Customer, and the terms of this Agreement shall supersede the terms and conditions upon any Customer's purchase orders and Corning's order acknowledgments issued to implement purchases and sales of Lens Blanks under this Agreement, if such terms and conditions are in conflict with, or purport to address the same matters as the terms and conditions of this Agreement. This Agreement shall not be modified

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                                      -9-


or extended except in writing identifying this instrument and executed by the duly authorized officers of both parties.

      12.2 In all matters relating to this Agreement, both parties will be acting solely as independent contractors and will be solely responsible for the acts of their employees; and employees of one party shall not be considered employees of the other party. Neither party will have any right, power, or authority to create any obligations, express or implied, on behalf of the other party.

      12.3 Each party agrees to use its best efforts to comply with, and undertakes to notify the other party of any changes of which it becomes aware in, all applicable laws, statutes, ordinances and governmental rules and regulations applicable to the purchase and sale of Lens Blanks contemplated by this Agreement.

      12.4 All of the terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. No party to this Agreement may assign its interest in this Agreement or any rights or duties thereunder without the prior written consent of the other party, not to be unreasonably withheld, delayed or conditioned.

      12.5 All notices and other communications provided for hereunder shall be given in writing and shall be sent to the principal office of Customer or Corning set forth below.

      (a) All notices and other communications to Corning shall be sent by hand delivery, telex or telecopier, and if by telex or telecopier, confirmed, or by certified mail with postage prepaid (return receipt requested) to:

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                                      -10-


                             Corning Incorporated
                             One Riverfront Plaza
                             Corning, NY 14831

                             Attention: The Secretary

      (b) All notices and other communications to Customer shall be sent by hand delivery, telex or telecopier, and if by telex or telecopier, confirmed, or by certified or registered mail with postage prepaid (return receipt requested) to:

                             Serengeti Eyewear, Inc.
                             8125 25th Court East
                             Sarasota, Florida 34243

                             Attention: President

or, as to either party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall be effective either: (a) when delivered by hand; (b) ten
(10) days after being deposited in the mail; (c) when telexed, answer-back received; or (d) when telecopied, receipt acknowledged.

      12.6 This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

      12.7 The rights of Corning and Customer shall not be prejudiced or restricted by any indulgence or forbearance extended by either party to the other. No waiver by either party in respect of any breach shall operate as a waiver in respect of any subsequent breach.

      12.8 All provisions of this Agreement shall be severable for purposes of enforcement. If any provision of this Agreement is invalid, ruled illegal by any court of competent jurisdiction, or unenforceable under present or future laws effective during the term hereof, then and in that event, and provided the invalid provision does not materially affect

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the intent and performance of this Agreement, it is the intention of the parties hereto that the remainder of this Agreement shall not be affected thereby, and it is also the intention of the parties that in lieu of each of such provision which is invalid, illegal or unenforceable, there be added as part of this Agreement a provision which shall be as similar in terms of such invalid, illegal or unenforceable provision, and that deals equitably with the intended benefits and obligations of the parties.

      12.9 Corning and Customer shall cooperate in good faith in order that all obligations of the parties are fulfilled hereunder and Corning shall use its best reasonable efforts to inform Customer of any conditions which will prevent Corning from fulfilling its obligations hereunder.

      12.10 Preparation of this Agreement has been a joint effort of both Corning and Customer and this Agreement shall not be construed more severely against either Corning or Customer.

      12.11 This Agreement shall be held in confidence by both parties and shall not be disclosed to any third parties without the other party's prior written consent.

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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

                                              CORNING INCORPORATED


                                              By: /s/ Howard J. Zingler
                                                  ---------------------------

                                              SERENGETI EYEWEAR, INC.


                                              By: /s/ Stephen Nevitt
                                                  ---------------------------

                                   APPENDIX A

                                 SPECIFICATIONS

Glass Code 8013   Corning Incorporated North American Optical division
                  Ophthalmic Product Specifications No. OPS-54, issued 2/01/89, applies to the control of quality of standard fixed tint lens pressings intended for sunglass lenses.

Glass Code 8111   Corning Incorporated North American Optical division
                  Ophthalmic Product Specifications No. OPS-53, issued 2/01/89, applies to the control of quality of photochromic lens pressings intended for sunglass lenses.

Glass Code 8155   Corning Incorporated North American Optical division
                  Ophthalmic Product Specifications No. OPS-53, issued 2/01/89, applies to the control of quality of photochromic lens pressings intended for sunglass lenses.

                                             CONFIDENTIAL TREATMENT HAS BEEN
                                             REQUESTED WITH RESPECT TO THE
                                             PRICE/LB. INFORMATION BELOW, WHICH
                                             INFORMATION HAS BEEN FILED
                                             SEPARATELY WITH THE SECURITIES AND
                                             EXCHANGE COMMISSION

                                   APPENDIX B

                                     PRICES
FOB POINT                           GLASS CODE                    PRICE/LB.

Harrodsburg, KY              8155
                             (Drivers, Strata)

Harrodsburg, KY              8111
                             (PhotoGray Extra Base Glass)

Suzano, Brazil               8013
                             (UV Gray - Signia Slate)